EXHIBIT 16

MCGLADREY & PULLEN
Certified Public Accountants

November 8, 2002

Mr. Greg Halpern
Chief Executive Officer
Circle Group Internet Inc.
1011 Campus Drive
Mundelein, Illinois  60060

Dear Mr. Halpern:

This is to confirm that the client-auditor relationship between Circle Group Internet Inc. (Commission File Number 000-27841) and McGladrey & Pullen, LLP, independent accountants, has ceased.

                                                     Sincerely,

                                                     /s/ McGladrey & Pullen, LLP

                                                     MCGLADREY & PULLEN, LLP

Cc:      Office of the Chief Accountant
         SECPS Letter File
         Securities and Exchange Commission
         Mail Stop 11-3
         450 Fifth Street, N.W.
         Washington, D.C.  20549





McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of independent accounting and consulting firms.